Exhibit 99.1
Contact: Whirlpool Corporation
Media: 269/923-7405
Media@Whirlpool.com
Financial: Max Tunnicliff, 269/923-2641
Investor_Relations@Whirlpool.com

WHIRLPOOL CORPORATION REPORTS STRONG FIRST-QUARTER 2019 RESULTS

•
GAAP net earnings were $471 million, or $7.31 per diluted share, compared to $94 million, or $1.30 in the same prior-year period. Ongoing earnings per diluted share (non-GAAP)(1) of $3.11 were a first-quarter record compared to $2.81 in the same prior-year period.

•	The Company delivered solid earnings before interest and taxes (EBIT)(2) margin expansion, driven by previously-announced global cost-based pricing benefits and sustained fixed cost discipline.

•	The North America region delivered very strong EBIT(3) margin expansion of 90 basis points, despite weak industry demand and continued cost inflation.

•	On a full-year(5) basis, the Company now expects to deliver earnings per diluted share of $14.05 to $15.05 on a GAAP basis and continues to expect $14.00 to $15.00 on an ongoing basis(1).

•
The Company reaffirms its full-year(5) guidance to generate cash provided by operating activities of approximately $1.4 billion to $1.5 billion and free cash flow(4) of approximately $800 million to $900 million.

•
Consistent with its balanced approach to capital allocation, the Company announced a 4.3% increase to its quarterly dividend and repurchased $50 million in common stock; the Company intends to continue repurchasing stock throughout the remainder of 2019.

•	The Company will hold an Investor Day in New York City on May 23, 2019.
BENTON HARBOR, Mich., April 22, 2019 - Whirlpool Corporation (NYSE: WHR) announced today first-quarter GAAP net earnings of $471 million, or $7.31 per diluted share, compared to $94 million, or $1.30 per diluted share, reported for the same prior-year period, primarily driven by certain favorable tax related items. First-quarter ongoing earnings per diluted share(1) were $3.11, compared to $2.81 in the same prior-year period.
"We delivered another strong quarter with margin expansion and record first-quarter earnings per share despite a soft demand environment in several countries," said Marc Bitzer, chairman and chief executive officer of Whirlpool Corporation. “Successful execution of price increases and sustained focus on cost discipline drove very positive results in the first quarter, and provide confidence in our ability to deliver our full-year financial goals.”

First-quarter net sales were $4.8 billion, compared to $4.9 billion in the same prior-year period. Excluding the impact of currency, sales increased 1.0 percent.

First-quarter earnings before interest and taxes (EBIT)(2) were $393 million, or 8.3 percent of sales, compared to $151 million, or 3.1 percent of sales, in the same prior-year period, primarily driven by a Brazil indirect tax credit and lower restructuring costs. First-quarter ongoing EBIT(2) was $298 million, or 6.3 percent of sales, compared to $295 million, or 6.0 percent of sales, in the same prior-year period. On a GAAP and ongoing basis, EBIT margin was favorably impacted by product price/mix and restructuring benefits, which were partially offset by higher cost inflation, unfavorable productivity related to lower unit volumes and currency.

For the three months ended March 31, 2019, the Company reported cash used by operating activities of $(895) million, compared to $(713) million in the prior year. The Company reported free cash flow(4) of $(969) million for the first three months of 2019, compared to $(756) million for the first three months of 2018, primarily driven by temporarily higher inventory in North America and the timing of certain payments.

FIRST-QUARTER REGIONAL REVIEW

Whirlpool North America

Whirlpool North America reported first-quarter net sales of $2.5 billion, compared to $2.5 billion in the same prior-year period. Excluding the impact of currency, sales increased 1.1 percent.

The region reported first-quarter EBIT(3) of $312 million, or 12.3 percent of sales, compared to $288 million, or 11.4 percent of sales, in the same prior-year period. During the quarter, the favorable impacts of product price/mix were partially offset by cost inflation and lower unit volumes.

Whirlpool Europe, Middle East and Africa

Whirlpool Europe, Middle East and Africa reported first-quarter net sales of $1.0 billion, compared to $1.1 billion in the same prior-year period. Excluding the impact of currency, sales increased 1.6 percent.

The region reported first-quarter EBIT(3) of $(21) million, or (2.1) percent of sales, compared to $(27) million, or (2.5) percent of sales, in the same prior-year period. During the quarter, the favorable impacts of restructuring benefits and unit volume growth were partially offset by lower production levels and inventory liquidation costs in Turkey.

Whirlpool Latin America

Whirlpool Latin America reported first-quarter net sales of $875 million, compared to $898 million in the same prior-year period. Excluding the impact of currency, sales increased 6.7 percent.

The region reported first-quarter EBIT(3) of $45 million, or 5.1 percent of sales, compared to $57 million, or 6.3 percent of sales, in the same prior-year period. During the quarter, the favorable impacts of product price/mix and unit volume growth offset unfavorable currency; prior-period results were positively impacted by the monetization of approximately $22 million in certain tax credits.

Whirlpool Asia

Whirlpool Asia reported first-quarter net sales of $371 million, compared to $448 million in the same prior-year period. Excluding the impact of currency, sales decreased 11.5 percent.

The region reported first-quarter EBIT(3) of $7 million, or 1.9 percent of sales, compared to $19 million, or 4.2 percent of sales, in the same prior-year period. During the quarter, the favorable impact of product price/mix was more than offset by lower unit volumes and related unfavorable productivity in China.

OUTLOOK

For the full-year 2019(5), the Company now expects GAAP earnings per diluted share of $14.05 to $15.05 and continues to expect ongoing earnings per diluted share(1) of $14.00 to $15.00. On a GAAP basis, earnings per diluted share includes restructuring expense of approximately $100 million, divestiture related transition costs of approximately $23 million and the favorable impact of a Brazil indirect tax credit of $127 million.

For the full-year 2019(5), the Company continues to expect to generate cash provided by operating activities of $1.4 billion to $1.5 billion and free cash flow(4) of $800 million to $900 million. Included in this guidance are restructuring cash outlays of approximately $100 million and, with respect to free cash flow(4), capital spending of approximately $625 million.

“In addition to our seasonal cash usage in the first quarter, we increased our quarterly dividend for the seventh consecutive year and repurchased additional common stock,” said Jim Peters, chief financial officer of Whirlpool Corporation. “We are on track to meet our strong earnings and cash flow guidance for the year, which will allow us to fully invest in our business, strengthen our balance sheet and return strong levels of cash to shareholders.”

(1) A reconciliation of ongoing earnings per diluted share, a non-GAAP financial measure, to reported net earnings per diluted share available to Whirlpool and other important information, appears below.
(2) A reconciliation of earnings before interest and taxes (EBIT) and ongoing EBIT, non-GAAP financial measures, to reported net earnings available to Whirlpool and other important information, appears below.
(3) Segment EBIT represents our consolidated EBIT broken down by the Company's reportable segments. Consolidated EBIT also includes corporate "Other/Eliminations" of $50 million and $(186) million for the first quarters of 2019 and 2018, respectively. Ongoing segment EBIT includes certain adjustments to segment EBIT, and a reconciliation and other important information, appears below.
(4) A reconciliation of free cash flow, a non-GAAP financial measure, to cash provided by (used in) operating activities and other important information, appears below.
(5) Full-year 2019 guidance measures of GAAP earnings per diluted share, ongoing earnings per diluted share and free cash flow do not reflect the anticipated gain on sale and, in the case of free cash flow, proceeds from the sale of the Embraco business. The final amounts are subject to a number of variables that are subject to change, including the net book value of held for sale assets, closing costs, taxes, and customary adjustments for indebtedness, cash, and working capital at closing.

About Whirlpool Corporation
Whirlpool Corporation (NYSE: WHR) is the leading major appliance manufacturer in the world, with approximately $21 billion in annual sales, 92,000 employees and 65 manufacturing and technology research centers in 2018. The company markets Whirlpool, KitchenAid, Maytag, Consul, Brastemp, Amana, Bauknecht, JennAir, Indesit and other major brand names in nearly every country throughout the world. Additional information about the company can be found at whirlpoolcorp.com, or find us on Twitter at @WhirlpoolCorp.

Website Disclosure
We routinely post important information for investors on our website, whirlpoolcorp.com, in the "Investors" section. We also intend to update the Hot Topics Q&A portion of this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Whirlpool Additional Information:
This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries ("Whirlpool") that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and raw material prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool's forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers, and the impact of the changing retail environment; (2) Whirlpool's ability to maintain or increase sales to significant trade customers and the ability of these trade customers to maintain or increase market share; (3) Whirlpool's ability to maintain its reputation and brand image; (4) the ability of Whirlpool to achieve its business plans, productivity improvements, and cost control objectives, and to leverage its global operating platform, and accelerate the rate of innovation; (5) Whirlpool's ability to obtain and protect intellectual property rights; (6) acquisition and investment-related risks, including risks associated with our past acquisitions, and risks associated with our increased presence in emerging markets; (7) risks related to our international operations, including changes in foreign regulations, regulatory compliance and disruptions arising from political, legal and economic instability; (8) information technology system failures, data security breaches, network disruptions, and cybersecurity attacks; (9) product liability and product recall costs; (10) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (11) our ability to attract, develop and retain executives and other qualified employees; (12) the impact of labor relations; (13) fluctuations in the cost of key materials (including steel, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (14) Whirlpool's ability to manage foreign currency fluctuations; (15) impacts from goodwill impairment and related charges; (16) triggering events or circumstances impacting the carrying value of our long-lived assets; (17) inventory and other asset risk; (18) the uncertain global economy and changes in economic conditions which affect demand for our products; (19) health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and postretirement benefit plans; (20) litigation, tax, and legal compliance risk and costs, especially if materially different from the amount we expect to incur or have accrued for, and any disruptions caused by the same; (21) the effects and costs of governmental investigations or related actions by third parties; and (22) changes in the legal and regulatory environment including environmental, health and safety regulations, and taxes and tariffs.

Additional information concerning these and other factors can be found in Whirlpool's filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The number one major appliance manufacturer in the world claim is based on most recently available publicly reported annual revenues among leading appliance manufacturers.

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
FOR THE PERIODS ENDED MARCH 31
(Millions of dollars, except per share data)

	Three Months Ended
	2019	2018
Net sales	$4,760	$4,911
Expenses
Cost of products sold	3,948	4,099
Gross margin	812	812
Selling, general and administrative	505	505
Intangible amortization	18	20
Restructuring costs	26	144
Operating profit	263	143
Other (income) expense
Interest and sundry (income) expense	(130)	(8)
Interest expense	51	42
Earnings before income taxes	342	109
Income tax (benefit) expense	(132)	15
Net earnings	474	94
Less: Net earnings available to noncontrolling interests	3	—
Net earnings available to Whirlpool	$471	$94
Per share of common stock
Basic net earnings available to Whirlpool	$7.36	$1.31
Diluted net earnings available to Whirlpool	$7.31	$1.30
Dividends declared	$1.15	$1.10
Weighted-average shares outstanding (in millions)
Basic	64.0	71.2
Diluted	64.5	72.1

Comprehensive income	$567	$99

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Millions of dollars, except share data)

	March 31, 2019	December 31, 2018
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$1,163	$1,498
Accounts receivable, net of allowance of $131 and $136, respectively	2,222	2,210
Inventories	2,960	2,533
Prepaid and other current assets	960	839
Assets held for sale	931	818
Total current assets	8,236	7,898
Property, net of accumulated depreciation of $6,263 and $6,190, respectively	3,358	3,414
Right of use assets	778	—
Goodwill	2,456	2,451
Other intangibles, net of accumulated amortization of $545 and $527, respectively	2,279	2,296
Deferred income taxes	2,213	1,989
Other noncurrent assets	366	299
Total assets	$19,686	$18,347
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$4,310	$4,487
Accrued expenses	655	690
Accrued advertising and promotions	556	827
Employee compensation	339	393
Notes payable	2,019	1,034
Current maturities of long-term debt	568	947
Other current liabilities	907	811
Liabilities held for sale	524	489
Total current liabilities	9,878	9,678
Noncurrent liabilities
Long-term debt	4,137	4,046
Pension benefits	610	637
Postretirement benefits	308	318
Lease liabilities	649	—
Other noncurrent liabilities	385	463
Total noncurrent liabilities	6,089	5,464
Stockholders' equity
Common stock, $1 par value, 250 million shares authorized, 112 million shares issued, and 63 million and 64 million shares outstanding, respectively	112	112
Additional paid-in capital	2,777	2,768
Retained earnings	7,391	6,933
Accumulated other comprehensive loss	(2,602)	(2,695)
Treasury stock, 49 million and 48 million shares, respectively	(4,876)	(4,827)
Total Whirlpool stockholders' equity	2,802	2,291
Noncontrolling interests	917	914
Total stockholders' equity	3,719	3,205
Total liabilities and stockholders' equity	$19,686	$18,347

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE PERIODS ENDED MARCH 31
(Millions of dollars)

	Three Months Ended
	2019	2018
Operating activities
Net earnings	$474	$94
Adjustments to reconcile net earnings to cash provided by (used in) operating activities:
Depreciation and amortization	142	177
Changes in assets and liabilities:
Accounts receivable	(39)	85
Inventories	(475)	(375)
Accounts payable	(182)	(259)
Accrued advertising and promotions	(271)	(287)
Accrued expenses and current liabilities	29	(28)
Taxes deferred and payable, net	(190)	(40)
Accrued pension and postretirement benefits	(23)	(16)
Employee compensation	(44)	(24)
Other	(316)	(40)
Cash used in operating activities	(895)	(713)
Investing activities
Capital expenditures	(85)	(66)
Proceeds from sale of assets and business	2	6
Proceeds from held-to-maturity securities	—	60
Investment in related businesses	—	(2)
Other	(3)	(1)
Cash used in investing activities	(86)	(3)
Financing activities
Net proceeds from borrowings of long-term debt	695	—
Repayments of long-term debt	(939)	(4)
Net proceeds from short-term borrowings	991	599
Dividends paid	(73)	(78)
Repurchase of common stock	(50)	—
Common stock issued	3	5
Cash provided by financing activities	627	522
Effect of exchange rate changes on cash, cash equivalents and restricted cash	11	25
Decrease in cash, cash equivalents and restricted cash	(343)	(169)
Cash, cash equivalents and restricted cash at beginning of period	1,538	1,293
Cash, cash equivalents and restricted cash at end of period	$1,195	$1,124

SUPPLEMENTAL INFORMATION - CONSOLIDATED FINANCIAL STATEMENTS RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Millions of dollars except per share data)
(Unaudited)

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, some of which we refer to as "ongoing" measures, including earnings before interest and taxes (EBIT), EBIT margin, ongoing EBIT, ongoing EBIT margin, ongoing earnings, ongoing earnings per diluted share, ongoing segment EBIT, ongoing segment EBIT margin, sales excluding currency and free cash flow. Ongoing measures exclude items that may not be indicative of, or are unrelated to, results from our ongoing operations and provide a better baseline for analyzing trends in our underlying businesses. Sales excluding foreign currency is calculated by translating the current period net sales, in functional currency, to U.S. dollars using the prior-year period’s exchange rate compared to the prior-year period net sales. Management believes that sales excluding foreign currency provides stockholders with a clearer basis to assess our results over time, excluding the impact of exchange rate fluctuations. Management believes that free cash flow provides investors and stockholders with a relevant measure of liquidity and a useful basis for assessing the company's ability to fund its activities and obligations.The Company provides free cash flow related metrics, such as free cash flow as a percentage of net sales, as long-term management goals, not an element of its annual financial guidance, and as such does not provide a reconciliation of free cash flow to cash provided by (used in) operating activities, the most directly comparable GAAP measure, for these long-term goal metrics. Any such reconciliation would rely on market factors and certain other conditions and assumptions that are outside of the company’s control. We believe that these non-GAAP measures provide meaningful information to assist investors and stockholders in understanding our financial results and assessing our prospects for future performance, and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP financial measures, provide a more complete understanding of our business. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These ongoing financial measures should not be considered in isolation or as a substitute for reported net earnings available to Whirlpool per diluted share, net earnings, net earnings available to Whirlpool, net sales, and cash provided by (used in) operating activities, the most directly comparable GAAP financial measures. We also disclose segment EBIT and ongoing segment EBIT as important financial metrics used by the Company's Chief Operating Decision Maker to evaluate performance and allocate resources in accordance with ASC 280 - Segment Reporting. GAAP net earnings available to Whirlpool per diluted share and ongoing earnings per diluted share are presented net of tax, while individual adjustments in each reconciliation are presented on a pre-tax basis; the income tax impact line item aggregates the tax impact for these adjustments. The tax impact of individual line item adjustments may not foot precisely to the aggregate income tax impact amount, as each line item adjustment may include non-taxable components. Historical quarterly earnings per share amounts are presented based on a normalized tax rate adjustment to reconcile quarterly tax rates to full-year tax rate expectations. We strongly encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

First-Quarter 2019 Ongoing Earnings Before Interest and Taxes and Ongoing Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing earnings before interest and taxes and ongoing earnings per diluted share, with the most directly comparable GAAP financial measures, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the three months ended March 31, 2019. Ongoing EBIT margin is calculated by dividing ongoing EBIT by net sales. EBIT margin is calculated by dividing EBIT by net sales. The earnings per diluted share GAAP measure and ongoing measure are presented net of tax, while each adjustment is presented on a pre-tax basis. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our first-quarter adjusted effective tax rate of 17.5%.

	Three Months Ended
	March 31, 2019
	Earnings before interest & taxes(6)	Earnings per diluted share
Reported measure	$393	$7.31
Restructuring costs(a)	26	0.40
Brazil indirect tax credit(c)	(127)	(1.97)
Divestiture related transition costs (d)	6	0.09
Income tax impact	—	0.26
Normalized tax rate adjustment(b)	—	(2.98)
Ongoing measure	$298	$3.11

Earnings Before Interest & Taxes Reconciliation:

Net earnings (loss) available to Whirlpool	$471
Net earnings (loss) available to noncontrolling interests	3
Income tax expense (benefit)	(132)
Interest expense	51
Earnings before interest & taxes(6)	$393

Note: Numbers may not reconcile due to rounding

First-Quarter 2018 Ongoing Earnings Before Interest and Taxes and Ongoing Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing earnings before interest and taxes and ongoing earnings per diluted share, with the most directly comparable GAAP financial measures, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the three months ended March 31, 2018. Ongoing EBIT margin is calculated by dividing ongoing EBIT by net sales. EBIT margin is calculated by dividing EBIT by net sales. The earnings per diluted share GAAP measure and ongoing measure are presented net of tax, while each adjustment is presented on a pre-tax basis. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our first-quarter adjusted effective tax rate of 20.0%.

	Three Months Ended
	March 31, 2018
	Earnings before interest & taxes(6)	Earnings per diluted share
Reported measure	$151	$1.30
Restructuring costs(a)	144	2.00
Income tax impact	—	(0.40)
Normalized tax rate adjustment(b)	—	(0.09)
Ongoing measure	$295	$2.81

Earnings Before Interest & Taxes Reconciliation:

Net earnings (loss) available to Whirlpool	$94
Net earnings (loss) available to noncontrolling interests	—
Income tax expense (benefit)	15
Interest expense	42
Earnings before interest & taxes(6)	$151

Note: Numbers may not reconcile due to rounding

Ongoing Segment Earnings Before Interest and Taxes

The reconciliation provided below reconciles the non-GAAP financial measure ongoing segment EBIT with reported EBIT, for the three months ended March 31, 2019. Ongoing segment EBIT margin is calculated by dividing ongoing segment EBIT by segment net sales.

	Three Months Ended
	March 31, 2019
	Segment earnings before interest and taxes	Restructuring costs(a)	Brazil indirect tax credit(c)	Divestiture related transition costs(d)	Ongoing segment earnings before interest and taxes
North America	$312	$—	$—	$—	$312
EMEA	(21)	—	—	—	(21)
Latin America	45	—	—	—	45
Asia	7	—	—	—	7
Other/Eliminations	50	26	(127)	6	(45)
Total Whirlpool Corporation	$393	$26	$(127)	$6	$298

The reconciliation provided below reconciles the non-GAAP financial measure ongoing segment EBIT with reported EBIT, for the three months ended March 31, 2018. Ongoing segment EBIT margin is calculated by dividing ongoing segment EBIT by segment net sales.

	Three Months Ended
	March 31, 2018
	Segment earnings before interest and taxes	Restructuring expense(a)	Ongoing segment earnings before interest and taxes
North America	$288	$—	$288
EMEA	(27)	—	(27)
Latin America	57	—	57
Asia	19	—	19
Other/Eliminations	(186)	144	(42)
Total Whirlpool Corporation	$151	$144	$295

Note: Numbers may not reconcile due to rounding

Full-Year 2019 Outlook For Ongoing Earnings Before Interest and Taxes and Ongoing Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing earnings before interest and taxes and ongoing earnings per diluted share, with the most directly comparable GAAP financial measures, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the twelve months ending December 31, 2019. Ongoing EBIT margin is calculated by dividing ongoing EBIT by net sales. EBIT margin is calculated by dividing EBIT by net sales. The earnings per diluted share GAAP measure and ongoing measure are presented net of tax, while each adjustment is presented on a pre-tax basis. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our anticipated full-year tax rate between 15% and 20%.

	Twelve Months Ending
	December 31, 2019
	Earnings before interest & taxes(6)	Earnings per diluted share
Reported measure*	$1,354	$14.05 - $15.05
Restructuring costs(a)	100	1.55
Brazil indirect tax credit(c)	(127)	(1.97)
Divestiture related transition costs(d)	23	0.36
Income tax impact	—	0.01
Ongoing measure	$1,350	$14.00 - $15.00

*The Reported measure for the twelve months ending December 31, 2019 does not include the anticipated gain associated with the sale of the Embraco business.

Note: Numbers may not reconcile due to rounding

(6) Earnings Before Interest & Taxes (EBIT) is a non-GAAP measure. The Company does not provide a forward-looking quantitative reconciliation of EBIT to the most directly comparable GAAP financial measure, net earnings available to Whirlpool, because the net earnings available to noncontrolling interests item of such reconciliation -- which has historically represented a relatively insignificant amount of the Company's overall net earnings -- implicates the Company's projections regarding the earnings of the Company's non wholly-owned subsidiaries and joint ventures that cannot be quantified precisely or without unreasonable efforts.

Full-Year 2018 Ongoing Earnings Before Interest and Taxes and Ongoing Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing earnings before interest and taxes and ongoing earnings per diluted share, with the most directly comparable GAAP financial measures, net earnings (loss) available to Whirlpool and net earnings per diluted share available to Whirlpool, for the twelve months ended December 31, 2018. Ongoing EBIT margin is calculated by dividing ongoing EBIT by net sales. EBIT margin is calculated by dividing EBIT by net sales. The earnings per diluted share GAAP measure and ongoing measure are presented net of tax, while each adjustment is presented on a pre-tax basis. Our full-year GAAP tax rate includes the nondeductible earnings impact of the impairment of goodwill and intangibles of $747 million and the France antitrust settlement charge of $103 million. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our full-year adjusted tax rate of approximately 6.6%.

	Twelve Months Ended
	December 31, 2018
	Earnings before interest & taxes(6)	Earnings per diluted share
Reported measure	$171	$(2.72)
Restructuring costs(a)	247	3.68
France antitrust settlement (f)	103	1.53
Impairment of goodwill and intangibles (g)	747	11.11
Trade customer insolvency(e)	30	0.45
Divestiture related transition costs (d)	21	0.32
Income tax impact	—	(0.29)
Normalized tax rate adjustment(b)	—	1.25
Share adjustment*	—	(0.17)
Ongoing measure	$1,319	$15.16

Earnings Before Interest & Taxes Reconciliation:

Net earnings (loss) available to Whirlpool	$(183)
Net earnings (loss) available to noncontrolling interests	24
Income tax expense (benefit)	138
Interest expense	192
Earnings before interest & taxes(6)	$171

Note: Numbers may not reconcile due to rounding

*As a result of our full-year GAAP earnings loss, the impact of antidilutive shares was excluded from the loss per share calculation on a GAAP basis. The share count adjustment used in the calculation of the full year ongoing earnings per diluted share includes the full-year weighted average basic shares outstanding of 67.2 million plus the impact of antidilutive shares of 0.7 million which were excluded on a GAAP basis.

Footnotes:

a.
RESTRUCTURING COSTS - In 2014, the Company completed the acquisition of Indesit S.p.A., which, due to its size, materially changed our European footprint. In 2018, these costs are primarily related to Indesit restructuring, an Embraco plant closure in Italy, and certain other unique restructuring events. In 2019, these costs are primarily related to actions that right-size our EMEA business and certain other unique restructuring events.

b.
NORMALIZED TAX RATE ADJUSTMENT - During the first quarter of 2019, the Company calculated ongoing earnings per share using an adjusted tax rate of 17.5%, to reconcile to our anticipated full-year effective tax rate between 15% and 20%, which includes the tax impact of a valuation allowance release and the Brazil indirect tax credit. The Company's 2018 normalized tax rate excludes the tax impact of impairment of goodwill and intangibles of $747 million, the France antitrust settlement charge of $103 million and the impact of U.S. tax reform of $95 million.

c.
BRAZIL INDIRECT TAX CREDIT - During the first quarter of 2019, the Company received a favorable, non-appealable decision related to the recovery of certain taxes previously paid over gross sales. As a result, the Company recorded a $127 million gain in interest and sundry (income) expense, in connection with this decision.

d.
DIVESTITURE RELATED TRANSITION COSTS - During the first quarter of 2019 and the fourth quarter of 2018, the Company recognized transition costs of approximately $6 million and $21 million, respectively, associated with the sale of its Embraco compressor business.

e.
TRADE CUSTOMER INSOLVENCY - During the third quarter of 2018, the Company recognized bad debt expense related to trade customer insolvency of a U.S. retailer and a Brazilian retailer, in the amount of approximately $17 million and $12 million, respectively. During the fourth quarter of 2018, the Company recognized an additional bad debt expense related to the Brazilian retailer in the amount of approximately $14 million, and a reduced bad debt expense related to the U.S. retailer in the amount of approximately $13 million.

f.
FRANCE ANTITRUST SETTLEMENT - In 2013, the French Competition Authority ("FCA") commenced an investigation of appliance manufacturers and retailers, including Whirlpool and Indesit operations in France. With respect to the first part of the investigation, the Company agreed to a preliminary settlement with the FCA staff in the second quarter of 2018 and accrued $114 million. In the fourth quarter of 2018, the final settlement was approved by the FCA's college of commissioners in the amount of approximately $122 million, with approximately $19 million of the total settlement to be paid by the previous owner of Indesit to the Company. The Company paid $52 million in the first quarter of 2019 and the remainder in the second quarter of 2019.

g.
IMPAIRMENT OF GOODWILL AND INTANGIBLES - During the second quarter of 2018, we performed a quantitative assessment of the EMEA region's goodwill and intangible assets for impairment. Based on a third-party valuation, we concluded that fair value of equity did not exceed its carrying value and therefore goodwill and intangible assets were impaired. The impact of this impairment was $168 million to intangible assets and $579 million to goodwill in the second quarter of 2018.

Free Cash Flow

As defined by the Company, free cash flow is cash provided by (used in) operating activities after capital expenditures, proceeds from the sale of assets and businesses and changes in restricted cash. The reconciliation provided below reconciles three months ended March 31, 2019 and 2018 and projected 2019 full-year free cash flow with cash provided by (used in) operating activities, the most directly comparable GAAP financial measure. Free cash flow as a percentage of net sales is calculated by dividing free cash flow by net sales.

	Three Months Ended March 31,
(millions of dollars)	2019	2018	2019 Outlook
Cash provided by (used in) operating activities*	$(895)	$(713)	$1,425 - $1,525
Capital expenditures, proceeds from sale of assets/businesses and change in restricted cash**	(74)	(43)	(625)
Free cash flow	$(969)	$(756)	$800 - $900

Cash provided by (used in) investing activities***	$(86)	$(3)
Cash provided by (used in) financing activities***	$627	$522

*The Reported measure for the twelve months ending December 31, 2019 does not include the anticipated gain associated with the sale of the Embraco business.

**The change in restricted cash relates to the private placement funds paid by Whirlpool to acquire majority control of Whirlpool China (formerly Hefei Sanyo) and which are used to fund capital and technical resources to enhance Whirlpool China’s research and development and working capital, as required by the terms of the Hefei Sanyo acquisition completed in October 2014.

***Financial guidance on a GAAP basis for cash provided by (used in) financing activities and cash provided by (used in) investing activities has not been provided because in order to prepare any such estimate or projection, the Company would need to rely on market factors and certain other conditions and assumptions that are outside of its control.

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